Exhibit 10.1

                        SUMMARY OF MATERIAL TERMS OF THE
                 2005 MANAGEMENT INCENTIVE COMPENSATION PROGRAM

The 2005 Management Incentive Compensation Program (the Program) provides for the payment of annual bonuses to management and other key employees of The Stanley Works, including The Stanley Work's Chief Executive Officer and other four most highly compensated executive officers. The Program is designed to achieve the following:

         o Link company and division performance with the compensation of key executives;

         o Provide significant financial incentives to exceed the Company's performance commitments;

         o    Promote and reward teams that are clearly focused on common goals;
              and

         o    Recognize individual achievement.

The Program provides each eligible participant an opportunity to earn an annual cash bonus for fiscal year 2005 equal to a percentage of the participant's annual base salary at the rate in effect on December 31, 2004. Each participant has the opportunity to earn a threshold, target or maximum bonus amount that is contingent upon achieving the financial and individual performance goals established under the Program and described below. A significant percentage of the potential 2005 bonus for participants based in specific divisions is tied to the performance of that division, with the balance of such bonus tied to corporate performance. 2005 Bonuses for participants fulfilling corporate, but not divisional, functions, are dependent on achieving the established corporate goals and will not be affected by results of particular divisions. Bonus amounts based on results that fall between the threshold and the target level or the target and the maximum level are prorated.

The performance criteria under the Program are based on achievement in fiscal 2005 of corporate earnings per share, sales growth and cash flow multiple targets, as well as individual performance goals and, for participants based in specific divisions, additional divisional performance criteria and goals.

The range of potential bonus payments for 2005 to our Chief Executive Officer and other four most highly compensated executive officers, expressed as a percentage of their eligible salary, for achievement of threshold performance is 25% - 50%, for achievement of target performance is 50% - 100%, and for achievement of maximum performance is 100% - 200%.